Exhibit 99.1

             Innovex Expects Second Quarter Revenue of $39 Million

                       Long-term Outlook Remains Strong


    MAPLE PLAIN, Minn., March 3 /PRNewswire-FirstCall/ -- Innovex, Inc. (Nasdaq: INVX) today reported revenue for the 2004 fiscal second quarter ending March 31, 2004 is expected to be $39 million, down from the $44 million reported in the first quarter ended December 31, 2003 and up from the $37 million reported in the prior year second quarter. Gross margins for the quarter ending March 31, 2004 are expected to be between 17 and 18 percent with earnings per share expected to be between $0.02 and $0.03 per diluted share.

    The company recently received a sizeable build plan reduction from a major FSA customer and believes the reduction is related to proactive efforts to
reduce excess HDD channel inventories.   Although the company had factored a
build plan reduction into its original second quarter forecasts, the actual reductions were much more significant than expected. In addition, the company's stacked memory product line experienced production problems during the quarter, which have impacted the company's ability to maximize its stacked memory shipments for the quarter.

    Revenue for the third fiscal quarter ending June 30, 2004 is expected to be between $43 and $45 million. The company is very confident it will resolve the production problems related to its stacked memory product line and maximize planned shipments as it enters the fiscal third quarter. Revenue from display applications is also expected to grow substantially in the fiscal third quarter as at least two new display programs reach production volumes during the quarter.

    "We are extremely disappointed in both the degree of softness being experienced in some segments of the disk drive industry and our ability to predict it," commented William P. Murnane, Innovex's President and Chief Executive Officer. "We are further disappointed with our inability to execute against our stacked memory production plans. We have intensified our internal focus on manufacturing execution and are committed to maximizing future revenue opportunities, which are abundant."

    "Although the current quarter is a disappointment we feel it is a minor setback in our efforts to grow and diversify our business. We continue to make excellent progress penetrating new markets as evidenced by recent
qualifications and hard tool orders in the flat panel display market.   Our
flat panel display business is now well positioned to grow significantly over the next two quarters and throughout 2005. We plan to issue more comprehensive guidance for the third and fourth quarters of fiscal 2004 and for fiscal year 2005 during our second quarter earnings release and conference call in April. The guidance will highlight our expectations for the disk drive industry as well as our progress penetrating new and rapidly growing markets for flexible circuits. We remain confident that these new markets will generate considerable revenue and earnings growth for the foreseeable future," stated Murnane.

    Innovex, Inc. is a leading manufacturer of high-density flexible circuit-based electronic interconnect solutions. Innovex's products enable the miniaturization and increasing functionality of high technology electronic
devices.   Applications for Innovex's products include data storage devices such as hard disk drives and tape drives, liquid crystal displays for mobile telecommunication devices, flat panel displays and printers. Innovex is known worldwide for its advanced technology and world class manufacturing.

    Except for historical information contained herein, the matters discussed in this release are forward looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, the impact of competitive products and pricing, effect of world-wide economic conditions on flexible circuit demand, changes in manufacturing efficiencies and other risks detailed from time to time in the company's reports filed with the Securities and Exchange Commission.



SOURCE  Innovex, Inc.
    -0-                             03/03/2004
    /CONTACT: Tom Paulson, CFO, or Douglas W. Keller, VP - Finance, both of Innovex, Inc., +1-763-479-5300, fax, +1-763-479-5395/
    /Web site:  http://www.innovexinc.com /
    (INVX)

CO:  Innovex, Inc.
ST:  Minnesota
IN:  TLS CPR CSE
SU:  ERP